Exhibit 99.1

BIOLASE REPORTS 2017 THIRD QUARTER AND NINE-MONTH RESULTS

IRVINE, CA (November 1, 2017) - BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today reported its financial results for its third quarter and the nine months ended September 30, 2017.

Waterlase Express™ placements in the U.S. during this year’s third quarter nearly doubled for the second consecutive quarter. The Company’s strategy of increasing its focus on new customers in the much larger “Early Majority” market segment resulted in new customers representing three-quarters of the all-tissue laser systems sales during the third quarter of 2017.

BIOLASE laser system sales were negatively impacted by the disruptions caused by the natural disasters in Florida and Texas, in addition to short-term declines driven by the previously announced sales force reorganization and a reduction in force.  The Company estimates the negative revenue impact of these events at more than $1 million, which has a flow-through effect on gross margins and earnings, and thus cash flow and the balance sheet.  These circumstances contributed to an overall worldwide revenue decline in the quarter of 18% year-over-year to $10.8 million, including a 22% decline in the U.S. and a 10% decline internationally.

2017 Third Quarter Highlights include:

•	Continued restructuring of sales team, including enhanced training and development for field-based sales leaders and change management in conjunction with previously announced sales leadership
•	Streamlined operations by reducing payroll and consulting expenses by approximately $2.5 million on an annualized basis; also reduced planned discretionary spending
•	Total operating expenses decreased by $1.1 million, or 13%
•	Named Jonathan T. Lord, M.D. as Chairman of the Board. He has extensive innovation, executive management and board experience
•	Announced plans to complete a rights offering to existing stockholders, with expected gross proceeds of approximately $8 million to $12 million
•

Effective October 1, 2017, named John R. Beaver as the new Senior Vice President and Chief Financial Officer. He has proven leadership and technical experience in finance and business management in public and private companies

•	Effective November 1, 2017, appointed Richard B. Lanman, M.D., to the Board of Directors

President and CEO Harold C. Flynn, Jr. said, “The transition of BIOLASE is progressing, but it is not yet showing in our revenue growth over prior year periods. In addition to the impact of the hurricanes and the previously announced restructuring and retraining of our sales force, there are several other reasons for the reduction in sales as compared to an exceptionally strong third quarter of 2016, including that in 2016, third quarter sales were bolstered by a program focused on current customer upgrades, all of which serve to make underlying comparative performance appear worse than we believe it is. As we have noted in the past, we are in the process of a complete restructuring and retraining of our sales organization and are targeting a different, much larger segment of the dental market.  That makes for a difficult year-over-year comparison, but that is no excuse as we anticipated a larger increase in sales of our new products to make up the difference excluding the hurricanes.

“We have brought in new, experienced people to lead the sales teams both in the U.S. and internationally, and we are much deeper into the restructuring of our sales organization, but it takes time to realize the returns in higher sales on those investment,” Flynn added.  “There are many drivers for my continued optimism and bullish view on where we can take this business in the coming quarters.  I believe we will make up the sales deferred in the storm-affected regions.  We have a new engagement level with some of the largest Dental Service Organizations in the U.S. that should expand our distribution and the utilization of our lasers and consumables.  We plan to continue to reconfigure our sales territories to focus on the more fertile high-density geographic regions, and we have a trend of increasing higher-margin consumable sales.

BIOLASE Reports 2017 Third Quarter and Nine-Month Results

“I am especially encouraged witnessing the genuine enthusiasm in the marketplace for our Waterlase Express laser, which we consider the easiest-to-use and best relative value laser in dentistry,” Flynn said. “We had a strong response to the Express at the American Academy of Periodontology Conference in Boston in September where we generated the largest number of new laser sales on the floor at that conference in our history.  And, during the quarter, sales of our Waterlase Express nearly doubled for the second consecutive quarter. Waterlase Express has also allowed us to begin building a new and valuable customer base in a considerably larger and more lucrative market segment. Thanks largely to the Express, three out of four customers we sold to in the third quarter were new to BIOLASE.

“Finally, I am very pleased to welcome our new Senior Vice President and Chief Financial Officer John Beaver to the team. John has successfully dealt with the challenges of rebuilding effective financial and commercial processes in his previous jobs, and we are very excited to have him aboard.”

2017 Third Quarter and Nine-Month Financial Results

Net Revenue. Net revenue for the quarter was $10.8 million, compared to net revenue of $13.2 million for the third quarter of 2016. The quarter-over-quarter decrease of 18% was driven by decreases in worldwide laser systems sales and services revenue, partially offset by increased worldwide imaging revenue, consumables and other revenue, and license fees and royalty revenue.

Net revenue for this year’s first nine months was $34.3 million, a 10% decrease when compared to net revenue of $38.0 million for the nine months ended September 30, 2016.

Gross Profit. Gross profit as a percentage of revenue for the third quarter was 26%, compared to 42% in the third quarter of 2016. Gross profit as a percentage of revenue for the nine months ended September 30, 2017 was 34%, as compared to 39% for the nine months ended September 30, 2016.

The declines in gross profit as a percentage of revenue for this year’s third quarter and first nine months, compared to the comparable periods from last year, reflected an increase in imaging revenue, which typically has lower product distribution margins than laser systems revenue, promotional introductory pricing of Waterlase Express, and lower revenue resulting in unabsorbed fixed costs. Gross profit typically fluctuates with product and regional mix, selling prices, product costs and revenue levels.

Operating Expenses. Total operating expenses for the third quarter were $7.6 million, compared to $8.8 million for the third quarter of 2016. Sales and marketing expenses decreased $0.3 million, primarily due to decreased sales commission expense. General and administrative expenses decreased by $0.8 million, primarily due to decreased payroll and consulting-related expenses and decreased patent and legal expenses.

Total operating expenses for this year’s first nine months were $24.8 million, compared to $25.8 million for the first nine months of last year.

Net Loss and Net loss per share attributable to common shareholders. Net loss for the third quarter was $4.6 million, or a $0.06 loss per share, compared to a net loss of $3.1 million, or a $0.05 loss per share, for the third quarter of 2016. The $1.5 million increase in net loss in this year’s third quarter was primarily attributable to a $2.8 million reduction in gross profit, partially offset by a $1.1 million reduction in total operating expenses.

Net loss attributable to common shareholders for the third quarter was $4.6 million, or a $0.06 loss per share, compared to a net loss attributable to common shareholders of $5.3 million, or a $0.09 loss per share, for the third quarter of 2016, which included a deemed dividend on convertible preferred stock of $2.2 million.

Net loss for this year’s first nine months was $13.0 million, or an $0.18 loss per share, compared to a net loss of $10.9 million, or a $0.19 loss per share, for last year’s first nine months.  Net loss attributable to common shareholders for the first nine months of this year, which includes a deemed dividend on convertible preferred stock of $4.0 million, was $17.0 million, or a $0.24 loss per share, compared to a net loss attributable to common shareholders of $13.1 million, or a $0.23 loss per share, for the first nine months of last year.

BIOLASE Reports 2017 Third Quarter and Nine-Month Results

The “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss” table at the end of this news release provides the details of the Company’s non-GAAP disclosures and the reconciliation of GAAP net loss and net loss per share to the Company’s non-GAAP net loss and net loss per share.

The non-GAAP net loss for the third quarter totaled $3.8 million, or a loss of $0.05 per share, compared with a non-GAAP net loss of $2.1 million, or a loss of $0.04 per share, during the third quarter of 2016.   The non-GAAP net loss for the first nine months of this year totaled $10.4 million, or a loss of $0.15 per share, compared with a non-GAAP net loss of $7.6 million, or a loss of $0.13 per share, for the first nine months of last year.

Liquidity and Capital Resources

As of September 30, 2017, BIOLASE had approximately $14.7 million in working capital.  Cash and restricted cash equivalents at the end of the third quarter of 2017 were $4.7 million, as compared to $9.2 million on December 31, 2016.  Net accounts receivable totaled $9.7 million at September 30, 2017, as compared to $9.8 million at December 31, 2016.

“I’m very pleased to join BIOLASE at this important time for the Company,” said Senior Vice President and CFO John R. Beaver. “I recognize there are challenges ahead of us, and I am excited about the future of BIOLASE and very optimistic about its ability to overcome those challenges. I look forward to working with Harold and the BIOLASE team as we work towards achieving the Company’s full potential. I also look forward to completing the rights offering, which should generate proceeds that will allow us to invest in the growth and customer intimacy initiatives Harold has highlighted.”

Conference Call
As previously announced, BIOLASE will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the third quarter of 2017, and to answer questions. To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including three-dimensional CAD/CAM intra-oral scanners and digital dentistry software. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 220 patented and 90 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times.  BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold over 35,500 laser systems to date in over 90 countries around the world.  Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on Waterlase® iPlus™, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and Waterlase® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding BIOLASE’s proposed rights offering and proceeds therefrom, anticipated sales in storm-affected regions, future distribution and utilization of BIOLASE’s lasers and consumables and plans with respect to BIOLASE’s sales territories. Forward-looking

BIOLASE Reports 2017 Third Quarter and Nine-Month Results

statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors.  These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual and quarterly reports filed with the Securities and Exchange Commission. BIOLASE cannot provide any assurance that the proposed rights offering will be consummated or that if it is consummated that the proceeds generated will be as expected.  Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver

Senior Vice President and Chief Financial Officer

jbeaver@biolase.com

888-424-6527

DresnerAllenCaron

Mike Mason (Investors)

mmason@dresnerallencaron.com

212-691-8087

Rene Caron (Investors)

rcaron@dresnerallencaron.com

Len Hall (Media)

lhall@dresnerallencaron.com

949-474-4300

BIOLASE Reports 2017 Third Quarter and Nine-Month Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2017	2016	2017	2016
Products and services revenue	$10,774	$13,199	$34,196	$37,933
License fees and royalty revenue	32	30	96	116
Net revenue	10,806	13,229	34,292	38,049
Cost of revenue	7,951	7,624	22,780	23,144
Gross profit	2,855	5,605	11,512	14,905
Operating expenses:
Sales and marketing	4,000	4,260	12,718	12,552
General and administrative	2,015	2,778	7,271	7,700
Engineering and development	1,601	1,715	4,840	5,501
Total operating expenses	7,616	8,753	24,829	25,753
Loss from operations	(4,761)	(3,148)	(13,317)	(10,848)
Gain (loss) on foreign currency transactions	174	24	390	(30)
Interest income, net	10	18	29	51
Non-operating income, net	184	42	419	21
Loss before income tax provision	(4,577)	(3,106)	(12,898)	(10,827)
Income tax provision	35	40	111	117
Net loss	$(4,612)	$(3,146)	$(13,009)	$(10,944)
Deemed dividend on convertible preferred stock	—	(2,184)	(3,978)	(2,184)
Net loss attributable to common stockholders	$(4,612)	$(5,330)	$(16,987)	$(13,128)

Net loss attributable to common stockholders per share:
Basic	$(0.06)	$(0.09)	$(0.24)	$(0.23)
Diluted	$(0.06)	$(0.09)	$(0.24)	$(0.23)
Shares used in the calculation of net loss per share:
Basic	75,985	58,551	70,489	58,346
Diluted	75,985	58,551	70,489	58,346

BIOLASE Reports 2017 Third Quarter and Nine-Month Results

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands except per share data)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$4,454	$8,924
Restricted cash equivalent	251	251
Accounts receivable, less allowance of $1,078 in 2017 and $1,209 in 2016	9,708	9,784
Inventory, net	14,102	13,523
Prepaid expenses and other current assets	1,225	1,505
Total current assets	29,740	33,987
Property, plant and equipment, net	4,350	4,478
Goodwill	2,926	2,926
Other assets	335	550
Total assets	$37,351	$41,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,679	$9,125
Accrued liabilities	4,713	5,778
Customer deposits	69	101
Deferred revenue, current portion	2,564	3,010
Total current liabilities	15,025	18,014
Deferred income taxes, net	843	798
Deferred revenue, long-term	14	23
Warranty accrual, long-term	107	773
Other liabilities, long-term	197	268
Total liabilities	16,186	19,876
Stockholders’ equity:
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	76	68
Additional paid-in capital	213,022	201,198
Accumulated other comprehensive loss	(599)	(876)
Accumulated deficit	(191,334)	(178,325)
Total stockholders’ equity	21,165	22,065
Total liabilities and stockholders’ equity	$37,351	$41,941

BIOLASE Reports 2017 Third Quarter and Nine-Month Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(13,009)	$(10,944)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	887	776
Provision (recovery) for bad debts, net	54	(72)
Provision for inventory excess and obsolescence	348	—
Stock-based compensation	1,604	2,468
Deferred income taxes	45	45
Earned interest income, net	(29)	(52)
Changes in operating assets and liabilities:
Restricted cash	—	(51)
Accounts receivable	52	(863)
Inventory	(914)	(1,359)
Prepaid expenses and other current assets	495	688
Customer deposits	(32)	(7)
Accounts payable and accrued liabilities	(3,202)	2,120
Deferred revenue	(455)	(202)
Net cash and cash equivalents used in operating activities	(14,156)	(7,453)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(825)	(1,055)
Net cash and cash equivalents used in investing activities	(825)	(1,055)
Cash Flows from Financing Activities:
Principal payments under capital lease obligation	(128)	(143)
Proceeds from equity offering, net of expenses	10,395	9,541
Proceeds from exercise of stock options and warrants	3	1
Net cash and cash equivalents provided by financing activities	10,270	9,399
Effect of exchange rate changes	241	60
Decrease in cash and cash equivalents	(4,470)	951
Cash and cash equivalents, beginning of period	8,924	11,699
Cash and cash equivalents, end of period	$4,454	$12,650
Supplemental cash flow disclosure - Cash Paid:
Interest paid	$1	$3
Income taxes paid	$166	$66
Supplemental cash flow disclosure - Non-cash:
Accrued capital expenditures and tenant improvement allowance	$60	$114

BIOLASE Reports 2017 Third Quarter and Nine-Month Results

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with generally accepted accounting principles in the United States (“GAAP”), this press release includes certain historical non-GAAP financial information.  Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Non-GAAP net loss is defined as net loss before interest, taxes, depreciation and amortization, and stock-based compensation.  Management uses non-GAAP net loss in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
GAAP net loss attributable to common stockholders	$(4,612)	$(5,330)	$(16,987)	$(13,128)
Deemed dividend on convertible preferred stock	—	2,184	3,978	2,184
GAAP net loss	$(4,612)	$(3,146)	$(13,009)	$(10,944)
Adjustments:
Interest income, net	(10)	(18)	(29)	(51)
Income tax provision	35	40	111	117
Depreciation and amortization expense	310	288	887	776
Stock-based compensation	464	688	1,604	2,468
Non-GAAP net loss	$(3,813)	$(2,148)	$(10,436)	$(7,634)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.06)	$(0.09)	$(0.24)	$(0.23)
Deemed dividend on convertible preferred stock	—	0.04	0.06	0.04
GAAP net loss per share, basic and diluted	$(0.06)	$(0.05)	$(0.18)	$(0.19)
Adjustments:
Interest income, net	—	—	—	—
Income tax provision	—	—	—	—
Depreciation and amortization expense	—	—	0.01	0.02
Stock-based compensation	0.01	0.01	0.02	0.04
Non-GAAP net loss per share, basic and diluted	$(0.05)	$(0.04)	$(0.15)	$(0.13)